TEXAS GULF ENERGY, INC. REPORTS A 17.5% INCREASE IN REVENUES FOR 2012 AT APPROXIMATELY $36.3 MILLION

Houston, TX – February 14, 2013. Texas Gulf Energy, Incorporated (OTCQX:TXGE) (www.tgnrg.com) Chairman and CEO David Mathews announced today: “Texas Gulf Energy, Incorporated is pleased to report that the unaudited and preliminary results for the year ending December 31, 2012 will be approximately $36.3 million in revenues constituting an increase of over 17.5% from the $30.9 million in revenues reported for the year ending December 31, 2011. The preliminary and unaudited gross profits increased from $5.5 Million (17.8% of revenue) in the year ending 2011 to approximately $8.5 million (23.6% of revenue) for the year ending December 31, 2012. The preliminary and unaudited net income decreased from $1.1 million for the year ending December 31, 2011 to approximately $300,000 for the year ending December 31, 2012. There were significant legal fees of approximately $825,000 in 2012 related to the defense of lawsuits that we do not expect to be repeated in 2013 and non-cash compensation expense in excess of approximately $214,000. We continue to be pleased with our progress in building Texas Gulf Energy and have exceeded our business plan to date for 2013”. Please see management’s discussion of the results of operations, summarized below, and the Company’s last Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission and available online.

PRELIMINARY AND UNAUDITED RESULTS OF OPERATIONS

Full Year Ended December 31, 2012

Consolidated revenues were approximately $36.3 million for the year ended December 31, 2012, an increase of $5.4 million, or 17.5%, from consolidated revenues of $30.9 million in the same period in the prior fiscal year. The increase in consolidated revenues was a result of an increase in utilization at International Plant Services, L.L.C., improved billing rates at Fishbone Services, Inc., and the underlying business environment. Consolidated gross profit increased from $5.5 million in the year ended December 31, 2011 to approximately $8.5 million in the year ended December 31, 2012. The increase of approximately $3.1 million, or 55%, was primarily due to higher gross revenues, improved billing rates and better utilization in 2012. The Company also improved rates we charge to our customers and have negotiated better rates from our vendors. Revenues for our subsidiary, International Plant Services, LLC. (IPS), have been reduced by a change in U.S. Government Policy on Visas for guest workers, we have not added any new craftsmen Visas or craft workers since January of 2012. This change has reduced revenues from IPS by over 40% in 2012 and, if not changed, will continue to lower IPS revenues in 2013. Consolidated selling, general and administrative expenses (“SG&A”) were approximately $8.6 million in the year ended December 31, 2012 compared to $3.8 million in the same period a year earlier. The increase of approximately $4.8 million, or 125%, was primarily related to higher operating costs in the first quarter of fiscal 2012 due to the addition of new operating units that did not generate revenue in the first quarter, additional finance and legal expenses related to becoming a fully reporting public company, acquisitions, increased business volumes, significant legal fees and strategic initiatives. We expect SG&A as a percent of revenue in future quarters to drop as new business units bring on projects and associated revenues in accordance with our 2013 plan.

About Texas Gulf Energy, Inc. (www.tgnrg.com)

Since our founding year in 2003, we have deployed thousands of engineering, construction, technical, skilled crafts and project management personnel to major international energy companies, including Exxon Mobil, Conoco Phillips, Chevron, Valero, and others. We are particularly well known throughout the energy markets for our ability to provide construction services with professional, experienced and well trained teams to maximize the ability of our customers to complete major projects safely, on time and on budget. Now entering our tenth year in business, we have vertically integrated our service offering into other energy market segments, including wellhead services, oil and gas production, and professional consulting services both domestically and internationally to better serve the needs of our customers.

Precautionary and Forward-Looking Statements

This release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. "Forward looking statements" describe future expectations, plans, results, or strategies and are generally preceded by words such as "may," "future," "plan" or "planned," "will" or "should," 'expected," "anticipates," "draft," "eventually" or "projected." You are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements, including the risks that actual results may differ materially from those projected in the forward-looking statements as a result of various factors, and other risks identified TXGE’s disclosures or filings with the SEC. You are further cautioned that penny stocks, like TXGE, are inherently volatile and risky and that no investor should buy this stock unless they can afford the loss of their entire investment.

Contact:  Craig Crawford, 281-867-8400, or email info@tgnrg.com